Exhibit 15.3

CONSENT OF BEIJING KANGDA LAW FIRM HANGZHOU OFFICE

Beijing Kangda Law Firm Hangzhou Office

Room 1501-1503, Building 2, Xizi International Center,

Shangcheng District, Hangzhou City

November 13, 2026

Li Bang International Corporation Inc.

No. 190 Xizhang Road, Gushan Town, Jiangyin City

Jiangsu Province, People’s Republic of China

Dear Sirs,

We consent to the references to our firm under “Item 3 —Regulatory Permissions Required from the PRC Authorities for Overseas Securities Offerings” and “Item 3.D—Key Information—Risk Factors” included in Li Bang International Corporation Inc.’s annual report on Form 20-F for the year ended June 30, 2026 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”), and to the incorporation by reference of such references or opinions into the Company’ s registration statement on Form F-3 (File No. 333-291772). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report and to its incorporation by reference into such registration statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Kangda Law Firm Hangzhou Office
Beijing Kangda Law Firm Hangzhou Office